As filed pursuant to Rule 424(b)(3)
                                       Registration No. 333-29677

Pricing Supplement No. 0173 dated December 16, 1998
(To Prospectus dated June 26, 1997 and
Prospectus Supplement dated July 2, 1997)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series F
           Due Nine Months or More From Date of Issue
__________________________________________________________________

                              GENERAL
__________________________________________________________________

Principal Amount: $25,000,000
Issue Price: $25,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: None (see below under "Agent")
Net proceeds to Company: $25,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): January 4, 1999
Maturity Date: January 4, 2014
Agent: Salomon Smith Barney Inc. ("Salomon Smith Barney").
   Salomon Smith Barney has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Smith Barney.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
__________________________________________________________________

                             INTEREST
__________________________________________________________________

/x/ Fixed Rate Note

    The rate of interest on this Note will be 6% per annum.

    Interest on this Note will be calculated on a 30/360 basis and will be payable monthly in arrears on the fourth of each month, commencing February 4, 1999, through and including the date of Maturity, subject to adjustment in accordance with the Following Business Day Convention (as defined in the 1991 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc.) (each, as so adjusted, an "Interest Payment Date"). The Regular Record Date in respect of each Interest Payment Date will be the date which is 15 days (whether or not a Business Day) immediately prior to such Interest Payment Date.
__________________________________________________________________

    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
__________________________________________________________________

Early redemption at Company's option:
  / / No    /X/ Yes  (See below)

  Redemption date(s): January 4, 2001, and each Interest Payment
    Date thereafter.
  Redemption price(s): 100% of the principal amount of the Note. Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note.

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
__________________________________________________________________

                            ATTACHMENT
__________________________________________________________________

None.